EXHIBIT 10.2

CONFIDENTIAL RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

1. Factual Background.  Lisa Marie Cummins (“Employee”) has been employed by Adept Technology, Inc. (the “Company”) as its Senior Vice President of Finance and Chief Financial Officer.  Employee has decided to resign from her employment with the Company effective as of October 4, 2012 (the “Resignation Date”).  It is now the Company's desire to provide Employee with certain benefits that she would not otherwise be entitled to receive upon her resignation and to resolve any claims that Employee has or may have against the Company and its affiliated persons and entities.  Accordingly, Employee and the Company agree as set forth below.

This Resignation Agreement (“Agreement”) will become effective on the eighth day after it is signed by Employee, but only if Employee (a) Employee executes this Agreement on or within 21 days following the Resignation Date, and (b) does not revoke this Agreement (by email notice of revocation to john.dulchinos@adept.com) within seven days following the date on which she executes this Agreement.

2.           Resignation Date and Benefits.  Employee hereby resigns voluntarily from her employment with the Company, and from any positions that she holds as an officer of the Company, with all such resignations effective as of the Resignation Date. Subject to Employee's strict compliance with this Agreement, the Company shall provide Employee with the following Termination Benefits.

2.1           Salary Continuation Payments.  The Company will continue to pay Employee her base salary at her final base salary rate ($18,333.00 per month) for a period of five months following the Resignation Date; such payments will be made in accordance with the Company’s regular payroll schedule, will be subject to applicable withholding, and, provided that this Agreement becomes effective as described in Paragraph 1 above on or before October 25, 2012, will begin on October 31, 2012.

2.2           Continuation of Group Health Benefits.  So long as Employee was covered under the Company’s group health plan as of the Resignation Date and Employee timely elects to continue such group coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA premiums for such continuation coverage for Employee and her eligible dependents until the earlier of: (a) March 30, 2013, or (b) the first date on which Employee becomes eligible for coverage under another group health insurance plan.  Thereafter, Employee may elect to continue such coverage at her own expense in accordance with COBRA.

2.3           Accelerated Vesting of RSAs and Extension of Option Exercise Period.  Employee was granted an award of 25,000 shares of restricted stock by the Company on or about September 20, 2012 (the “Shares”).  The Shares are subject to a quarterly vesting schedule, and as of the Resignation Date, 3,125 of the Shares will have vested. As further consideration for Employee’s service and the release of claims below, the Company will accelerate the vesting of an additional 9,375 of the Shares such that 12,500 of the Shares will be vested effective as of the Resignation Date, and the remaining 12,500 Shares shall cease vesting and will be cancelled by the Company as of such date. In addition, with respect to any stock options granted to Employee by the Company, the Company agrees that the period within which Employee may exercise her right to purchase any of her stock options that have become vested as of the Resignation Date shall be extended to and include June 30, 2013.  (Employee shall not be entitled to any accelerated or additional vesting of her unvested stock options following the Resignation Date.)  Except as modified by this Paragraph 2.3, any restricted stock awards or Company stock options awarded to Employee by the Company shall continue to be subject to and governed by the terms and conditions of the applicable Company equity plans and equity award agreements between Employee and the Company.

3.           Payment of All Wages.  Employee acknowledges that she has been paid all wages and provided all benefits (including, but not limited to, base salary, bonuses, and paid time off/vacation) that Employee earned during her employment with the Company.  Employee understands and acknowledges that she shall not be entitled to any additional payments or benefits of any kind from the Company, other than the Termination Benefits described in Paragraph 2.

4.           Release of Claims.  Employee and her successors release the Company and its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors, assigns, and affiliates of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims of breach of express or implied contract, wrongful termination, invasion of privacy, constructive discharge, retaliation, fraud, negligent misrepresentation, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and any claims arising under the Fair Labor Standards Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the California Labor Code, or any other applicable federal, state, or local law (all listed statutes in this Paragraph as they have been, or are in the future, amended).  This release of claims will not apply to any rights or claims that cannot be released as a matter of law.

5.           Section 1542 Waiver.  Employee acknowledges that she has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that she has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that she may lawfully waive such rights pertaining to this general release of claims, and affirms that she is releasing all known and unknown claims that she has or may have against the parties listed above.

6.           Continuing Obligations and Return of Company Property.  Employee acknowledges and agrees that she shall continue to be bound by and comply with the terms of any confidentiality, assignment of inventions, and/or non-solicitation agreements between the Company and Employee.  To the extent that she has not done so already, promptly following her execution of this Agreement, Employee will return to the Company, in good working condition, all Company property and equipment that is in Employee's possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, customer information, employee records or information, and all documents (whether in paper, electronic, or other format, and any copies thereof) that Employee prepared or received in the course of her employment with the Company.

7.           Confidentiality and Non-Disparagement.  Employee agrees that she shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than her immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.  Employee further agrees that she will not, at any time in the future, make any critical or disparaging statements to any third parties (including, without limitation, any print or broadcast media) about the Company, or any of its products, services, employees, or clients, unless such statements are made truthfully in response to a subpoena or other legal process.

8.           Non-Solicitation of Co-Workers.  Employee agrees that for a period of one year following the Termination Date, she will not, on behalf of herself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.

9.           Agreement Not To Assist With Other Claims.  Employee agrees that she shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its officers or employees.  Employee further agrees that she shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees, unless pursuant to a duly-issued subpoena or other compulsory legal process.

10.           Attorneys' Fees. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in that action.

11.           Governing Law.  This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

12.           Section 409A Compliance. The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder ("Section 409A").  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement.  In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes incurred by Employee on compensation paid or provided to Employee pursuant to this Agreement.

13.           Severability.  If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

14.           Counterparts and Delivery.  This Agreement may be executed by the parties separately in counterparts, and facsimile or electronic (PDF) copies of the separately-executed Agreement shall, upon exchange by delivery, facsimile, or PDF/email between the parties or their counsel, have the same force and effect as if a mutually-signed, single original agreement had been executed.

15.           Integration and Modification.  This Agreement, along with any agreements described in Paragraphs 2.3 or 6 above, constitute the entire agreement between the parties with respect to the termination of their employment relationship and the other matters covered herein, and they supersede all prior negotiations and agreements between the parties regarding those matters, whether written or oral.  This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.

[SIGNATURE PAGE FOLLOWS]

EMPLOYEE UNDERSTANDS THAT SHE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE IS GIVING UP ANY LEGAL CLAIMS SHE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EMPLOYEE FURTHER UNDERSTANDS THAT SHE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT SHE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER SHE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  EMPLOYEE ACKNOWLEDGES THAT SHE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE TERMINATION BENEFITS DESCRIBED IN PARAGRAPH 2, WHICH TERMINATION BENEFITS EMPLOYEE WOULD NOT BE ENTITLED TO RECEIVE BUT FOR HER EXECUTION OF THIS AGREEMENT.

Dated:  October  4, 2012                                                                      /s/ Lisa Marie Cummins
Lisa Marie Cummins

Adept Technology, Inc.

Dated:  October  4 , 2012                                                                     By:/s/ John Dulchinos
John Dulchinos
Its: President and Chief Executive Officer